EXHIBIT 10.2

STAGE STORES
RESTRICTED STOCK UNIT AWARD AGREEMENT
Stage Stores, Inc. (“Company”), pursuant to its 2017 Long-Term Incentive Plan (“Plan”), hereby grants to the individual listed below (“Participant”) an award of restricted stock units with respect to shares of common stock of the Company (“Restricted Stock Unit Award”) on the terms set forth below. The Restricted Stock Unit Award is subject in all respects to the terms and conditions set forth herein and in the Addendum included herewith (collectively with the Addendum, this “Restricted Stock Unit Award Agreement” or this “Agreement”) and the Plan, which is incorporated herein by reference and made part hereof. Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings set forth in the Plan.

SUMMARY OF TERMS

Participant:	[●]
Grant Date:	[●]
Number of Restricted Stock Units:	[●] Restricted Stock Units, which represent a phantom right, and shall be equivalent, on a one-for-one basis, to shares of the common stock of the Company (“Shares”)
Vesting schedule:
Except as set forth herein, the Restricted Stock Unit Award shall vest on the following dates (each, a “Vesting Date”), provided that the Participant has not had a Termination Event from the Grant Date through the applicable Vesting Date, and become payable as set forth in Section 3 of this Agreement.

	Anniversary of Grant Date	Cumulative percentage of Restricted Stock Unit Award which shall vest
	1 year	25%
	2 year	50%
	3 year	75%
	4 year	100%

Payment/forfeiture upon termination and other events:
Death and Disability. If the Participant has a Termination Event on account of death or Disability, the Restricted Stock Unit Award will immediately vest in full on the date of such Termination Event and become payable as set forth in Section 3 of this Agreement.
Other termination. If the Participant has a Termination Event for any reason other than death or Disability, the unvested portion of the Restricted Stock Unit Award shall be automatically forfeited on the date of such Termination Event.
Change in Control. Provided that the Participant has not had a Termination Event from the Grant Date through the time immediately preceding the consummation of a Change in Control, if a Change in Control occurs, the Restricted Stock Unit Award will immediately vest in full on the date of the consummation of the Change in Control and become payable as set forth in Section 3 of this Agreement.

Rights:
Subject to the terms of this Agreement, the Participant shall not have any rights of a shareholder with respect to the Restricted Stock Unit Award. [Notwithstanding the foregoing, if the Participant holds any portion of the Restricted Stock Unit Award that is unvested and unexpired as of the close of business on a record date for determining the shareholders to which the Company has declared and pays a cash dividend on the Shares, the Participant shall receive a Dividend-Equivalent Right payment equal to an amount, calculated with respect to only that portion of the Restricted Stock Unit Award that is then unvested and unexpired, which is determined by multiplying the number of Shares then subject to the unvested and unexpired portion of the Restricted Stock Unit Award by the per-Share cash dividend paid by the Company on the Shares.]

PARTICIPANT ACCEPTANCE
By signing below, the Participant agrees to be bound by the terms and conditions of the Plan and this Agreement and accepts the Restricted Stock Unit Award. The Participant accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.
The Participant acknowledges delivery of the Plan and the Plan prospectus together with this Agreement. Additional copies of the Plan and the Plan prospectus are available by contacting the Company’s Chief Legal Officer, 2425 West Loop South, Houston, Texas 77027, or at (800) 324-3244.

Agreed and accepted:

Participant

Date

STAGE STORES, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT ADDENDUM
This Addendum is a part of the Restricted Stock Unit Award Agreement with which it is included.
1.GRANT OF RESTRICTED STOCK. Pursuant to the terms of the Plan and this Agreement, the Company hereby grants to the Participant, as of the Grant Date, Restricted Stock Units as set forth in the summary of terms section of this Agreement. The Restricted Stock Units are contingently awarded and will become earned and paid following a Vesting Date. Each Restricted Stock Unit shall be a phantom right and shall be equivalent to one Share on the applicable Payment Date, as described herein. The Company shall establish and maintain a Restricted Stock Unit account as a bookkeeping account on its records (“Restricted Unit Account”) for the Participant and shall record in such Restricted Unit Account the number of Restricted Stock Units granted to the Participant. The Participant shall not have any interest in any fund or specific assets of the Company by reason of this Agreement or the Restricted Unit Account established for the Participant.

2.VESTING.

(a)The Restricted Stock Units shall become earned and vested upon the Participant’s satisfaction of the requirements of the vesting schedule set forth in the summary of terms section of this Agreement.

(b)Except as set forth in the summary of terms section of this Agreement, if the Participant has a Termination Event for any reason prior to the Vesting Date, the Participant will forfeit all rights to receive cash hereunder that not become vested as of the date of such Termination Event.

(c)During the period before the Restricted Stock Unit Award becomes earned and vested, except by will or by the laws of descent and distribution, the non-vested portion of the right to receive a distribution with respect to the Restricted Stock Unit Award may not be assigned, transferred, pledged or otherwise disposed of by the Participant. Any attempt to assign, transfer, pledge or otherwise dispose of the right to receive a distribution with respect to the Restricted Stock Unit Award contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Restricted Stock Unit Award, shall be null, void and without effect.

3.SETTLEMENT OF VEST RESTRICTED STOCK UNITS.

(a)The Participant will receive a distribution with respect to earned and vested Restricted Stock Units within thirty (30) days following the applicable Vesting Date, such earlier termination of employment on account of death or disability, or the date of a Change in Control (each, a “Payment Date”). The Restricted Stock Units will be distributed in cash with a payment to the Participant equal to (i) the number of Shares that become earned and vested with respect to the Restricted Stock Unit Award, multiplied by (ii) the FMV of the Shares upon each Vesting Date (“Payment Market Value”). Notwithstanding the foregoing, any cash payment made with respect to the vested portion of the Restricted Stock Unit Award will be subject to automatic reduction if the Payment Market Value exceeds [] times ([]x) the FMV of the Shares on the Grant Date (the “Payment Market Value Cap”), with such automatic reduction of Section 3(a)(ii) above to be to the Payment Market Value Cap.

(b)The obligations of the Company under this Agreement are subject to compliance with all applicable laws, listing, registration and qualification requirements.

4.GENERAL RESTRICTIONS. The Restricted Stock Unit Award is granted pursuant to the terms of the Plan, which is incorporated herein by reference, and this Agreement shall in all respects be governed by and interpreted in accordance with the Plan and all applicable federal and state laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any stock exchange on which the Shares are listed. This grant is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the Shares, (c) changes in capitalization of the Company and (d) other requirements of applicable law. The Committee shall have the authority to interpret and construe this Agreement pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement.

5.WITHHOLDING. All obligations of the Company under this Agreement shall be subject to the rights of the Company as set forth in the Plan to withhold the minimum statutory amount (or such other amount as approved by the Committee) required to be withheld for federal (including FICA), state, provincial and local taxes, domestic or foreign, social insurance, payroll tax, contributions, payment on account obligations, or other amounts required by law or regulation to be collected, withheld or accounted for with respect to the Restricted Stock Unit Award (“Taxes”). The Company shall have power and the right, and the Participant hereby authorizes the Company, to deduct or withhold, or require a Participant to remit to the Company, the Taxes from all payments made hereunder and from other compensation. Participant’s acceptance of the Restricted Stock Unit Award constitutes Participant’s instruction and authorization to the Company to withhold on the Participant’s behalf the amount of cash from the cash payable to the Participant at the time when the Restricted Stock Unit Award becomes payable as the Company determines to be sufficient to satisfy the Taxes. The Company will withhold cash payable hereunder to satisfy the withholding obligation for Taxes on amounts payable hereunder, unless the Participant has elected, with the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by paying the Taxes in cash not payable under the Restricted Stock Unit Award or by transferring shares of common stock of the Company owned by the Participant that would satisfy the Taxes.

6.RIGHT TO TERMINATE EMPLOYMENT OR SERVICES. Nothing in this Agreement shall confer upon the Participant the right to continue in the employment or service of the Company or any Affiliate or affect any right which the Company or its Affiliates may have to terminate the employment or service of the Participant at any time and for any reason. This Agreement does not in any way affect any employment agreement or other service arrangement that the Participant may have with the Company or an Affiliate.

7.RECOVERY OF COMPENSATION; COMPLIANCE WITH POLICIES. Pursuant to Section 24.1 of the Plan, the Restricted Stock Unit Award will be subject to any clawback policy adopted by the Board or the Committee that is consistent with applicable law, whether such Restricted Stock Unit Award was granted before or after the effective date of any such clawback policy. The Participant also represents and warrants to the Company that the Participant is aware of and agrees to be bound by the Company’s insider trading policies and the applicable laws and regulations relating to the receipt, ownership and transfer of the Company’s securities.

8.SEVERABILITY. Every part, term or provision of this Agreement is severable from the others. Notwithstanding any possible future finding by a duly constituted authority that a particular part, term or provision is invalid, void or unenforceable, this Agreement has been made with the clear intention that the validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby.

9.ENTIRE AGREEMENT. This Agreement, together with the Plan, contains the entire agreement of the parties with respect to the Restricted Stock Unit Award granted hereby and may not be changed orally but only by an instrument in writing signed by the party against whom enforcement of any change, modification or extension is sought.

10.NOTICE. Any notice to be delivered under this Agreement shall be given in writing and delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed to the Company or the Participant at their last known address, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

11.GOVERNING LAW. This Agreement shall be governed by the laws of the State of Texas, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Participant agrees to submit to the exclusive jurisdiction and venue of the federal or state courts located in Harris County, Texas, to resolve any and all issues that may arise out of or relate to the Plan or this Agreement.

12.HEADINGS. The headings in this Agreement are for convenience only and shall not be used to interpret or construe the provisions of this Agreement.

13.BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company.

14.SECTION 409A COMPLIANCE. This Agreement is intended to be exempt from or otherwise comply with the provisions of Section 409A of the Code. Notwithstanding the foregoing, if the Restricted Stock Unit Award constitutes “deferred compensation” under Section 409A of the Code and the Restricted Stock Unit Award become vested and settled upon the Participant’s termination of employment, payment with respect to the Restricted Stock Unit Award shall be delayed for a period of six months after the Participant’s termination of employment if the Participant is a “specified employee” as defined under Section 409A of the Code and if required pursuant to Section 409A of the Code. If payment is delayed, the Restricted Stock Unit Award shall be paid within thirty (30) days of the date that is the six-month anniversary of the Participant’s termination of employment. Payments made with respect to this Agreement may only be made in a manner and upon an event permitted by Section 409A of the Code, and all payments to be made upon a termination of employment hereunder may only be made upon a “separation from service” (within the meaning of such term under section 409A of the Code) and each payment made under this Agreement shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event shall the Participant, directly or indirectly, designate the calendar year of payment. The Company may change or modify the terms of this Agreement without the Participant’s consent or signature if the Company determines, in its sole discretion, that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A of the Code or any regulations or other guidance issued thereunder. Notwithstanding the previous sentence, the Company may also amend the Plan or this Agreement or revoke the Restricted Stock Unit Award to the extent permitted by the Plan.

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